AMENDMENT TO

FUND PARTICIPATION AGREEMENT

AMONG

FEDERATED SECURITIES CORP., FEDERATED INSURANCE SERIES,
and
KANSAS CITY LIFE INSURANCE COMPANY

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Fund Participation Agreement, dated 5-6, 2009 (the “Agreement”) among Federated Securities Corp., Federated Insurance Series, and Kansas City Life Insurance Company as follows, effective as of the date of the Agreement.

1.           Section 3(l) is amended by the addition of the following:

(ii) Notwithstanding the foregoing, neither Investment Company nor Distributor will (based upon information received through the performance of their respective duties under this Agreement) intentionally market their own products, or products of any third party, to Insurer’s consumers and customers during or after the term of this Agreement.

2.           Section 3(e) is amended by the addition of the following at the beginning of the section:

Except to the extent that Insurer’s failure to do so is caused by the Investment Company’s failure to comply with sub-paragraphs (b) and (c) of this Section 3,

3.           Section 3(n) is hereby deleted and replaced in its entirety with the following:

(n)(i) Insurer shall not directly or indirectly offer, adopt, implement, conduct or participate in any program, plan, arrangement, advice or strategy that Distributor or the Funds reasonably deem to be harmful to shareholders or potentially disruptive to the management of the Funds, as communicated to Insurer by Distributor  in writing from time to time, or which violates the policies and procedures of the Funds as disclosed in each Fund’s Prospectus; including without limitation, any activity involving market timing, programmed transfer, frequent transfer and similar investment programs. Insurer, at all times during the term of this Agreement, shall have active, formal policies and procedures aimed at deterring "market timers." Such policies and procedures shall provide for Insurer's ongoing review of Participant or Contract owner account activity and prescribe effective actions to deter or detect and stop disruptive activities. In addition, Insurer shall not knowingly permit any Participant or Contract owner to invest in any of the Funds if that Participant or

Contract owner has been identified to Insurer as a "market timer" by another fund company;

(ii)           Insurer agrees, if requested to do so by Distributor, to (A) provide specific shareholder level information, including transaction details by Fund, by shareholder (using the Taxpayer Identification Number of all customers who purchased, redeemed, transferred or exchanged Shares held in a Separate Account), such as the amount and dates of such shareholder purchases, redemptions, transfers and exchanges and (B) as soon as reasonably practicable and not later than five business days after receipt, execute any instructions from Distributor or any Fund to restrict or prohibit further purchases or exchanges of Fund Shares by a shareholder who has been identified by such Fund as having engaged in transactions of Fund Shares (directly or through the shareholder’s contract) that violate policies established by Distributor or such Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by such Fund.  Insurer agrees to provide written confirmation to Distributor, as soon as reasonably practicable, but not later than ten business days after the instructions have been executed, that instructions from Distributor to restrict or prohibit trading have been executed. Such information would be used solely to comply with Distributor’s market timing policies, applicable laws and requests from regulatory authorities.

4.           Section 11(j) is amended by the addition of the following as the third sentence of the Section:

Distributor shall provide reasonable notice (via electronic mail, US mail or similar means) to Insurer of any amendment to Exhibit C.

Except as provided herein, the Agreement shall remain in full force and effect.  This Amendment and the Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.  In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of this date, _________ 2009.

FEDERATED SECURITIES CORP.

By:  /s/ Thomas E Ferrit

Name:

Title:

FEDERATED INSURANCE SERIES

By:  /s/ John McGonigle

Name:  John McGonigle

Title:

KANSAS CITY LIFE INSURANCE COMPANY

By:  /s/ William A. Schalekamp

Name:  William A. Schalekamp

Title:  SVP, General Counsel & Secretary